[COMPANY LOGO]
2901 West Beltline Highway
P.O. Box 8700
Madison, WI 53708-8700
tel. 608.274.1980
fax. 608.274.8085
web. WipfliYoung.com

Consent of Independent Auditors

Williams Young, LLC was merged into Wipfli LLP on November 1, 2003. We hereby consent to the incorporation by reference, in this registration statement on Form S-2 of Denmark Bancshares, Inc., of Williams Young, LLC’s report dated February 6, 2003, which appears on page 3 of the Company’s 2002 Annual Report to Stockholders. The Annual Report was also an exhibit of Form 10-K for the year ended December 31, 2002. We also consent to the reference to Williams Young, LLC under the caption “Experts” in the Prospectus.

Wipfli LLP

/s/ Wipfli LLP

November 4, 2003Madison,
Wisconsin